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                                  EXHIBIT 10

                                LINE OF CREDIT
                                PROMISSORY NOTE

$1,000,000.00                   Arlington, Texas                 January 8, 2001

   As herein stipulated, for value received, without grace, I, we or either of us, the undersigned, jointly and severally ("Maker, whether one or more), promises to pay to the order of ARLINGTON NATIONAL BANK ("Payee"), at P.O. Box 170017, Arlington, Texas 76003, or Payee's present banking house, the principal sum of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00), or the unpaid principal balance outstanding from all sums advanced against this Note, whichever amount is less, with interest on the principal from time to time outstanding, from date hereof until maturity at an interest rate equal to the PRIME RATE (as hereinafter defined) plus ONE PERCENT (1.0%) per annum, as determined by Payee, both principal and interest payable at the office of Payee or at such other place as may be designated by Payee. Interest charges will be calculated on amounts advanced hereunder and computed on the basis of a 360 day year. The principal indebtedness and accrued interest thereon shall bear interest after maturity at the highest permitted lawful rate per annum until paid.

   The term "Prime Rate" as used in this Note shall mean the prevailing national Prime Rate for large United States money center commercial banks as published in the Money Rates section of The Wall Street Journal from time to time. In the event The Wall Street Journal ceases publication or ceases to announce the Prime Rate, Payee reserves the right to substitute a comparable rate or publication for the purposes of this paragraph. Such rate is a general reference rate of interest, taking into account such factors as Payee may deem appropriate, it being understood that many of Payee's commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any of Payee's customers, and that Payee may make various commercial or other loans at rates of interest having no relationship to such rate, and any statement, representation or warranty in that regard or to that effect is expressly disclaimed by Payee.

   This Note shall be payable as follows: Accrued and unpaid interest on this Note shall be due and payable monthly, commencing on February 8, 2001 and continuing on the 8th day of each month thereafter until January 8, 2002, at which time the entire principal balance hereof, together with accrued and unpaid interest thereon shall be due and payable in full. All payments hereon shall be applied first to accrued interest and the balance to the reduction of principal.

   In addition to all other rights and remedies of Payee hereunder and subject in any event to the highest lawful rate per annum, in the event any monthly payment hereunder has not been paid within ten (10) days from the date such payment is due, Maker shall be obligated to pay Payee a late charge equal to five percent (5%) of the amount of such delinquent payment.



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   This Note is a line of credit note evidencing advances which Payee may make to Maker, and which Maker shall repay to Payee, from time to time pursuant to a line of credit in the maximum principal amount of $1,000,000.00 at any one time outstanding (the "Line of Credit") made available by Payee to Maker, subject to such terms and conditions as Payee may from time to time impose as Payee may deem necessary or appropriate. Notwithstanding the foregoing, Payee shall never be required to make any advance on the Line of Credit which would cause the loan evidenced by this Note to exceed Payee's legal lending limit. Repayments of principal shall be credited against this Note, but shall not extinguish this
Note in whole or in part. The unpaid principal balance may increase or decrease as advances and repayments are made hereunder, and this Note shall evidence all of the indebtedness from time to time existing pursuant to the Line of Credit, even though the aggregate principal cumulative advances hereunder may exceed the maximum principal amount available under the Line of Credit as aforesaid. Interest on the amount of each advance against this Note shall be computed on the amount of each advance and from the date of each advance.

   Time is of the essence of this agreement, and the entire unpaid principal balance of, and all accrued interest upon this Note shall immediately become due and payable at the election of the legal holder hereof, without notice, upon the occurrence of any one or more of the following events: (i) default shall be made in the payment of any installment of principal or interest upon this Note as and when the same becomes due and payable in accordance with the terms hereof; (ii) default shall occur under the Deed of Trust or any other document or instrument securing the payment hereof, or under any loan agreement or other agreements related hereto or; (iii) the death of Maker, or any of them if individuals; (iv) any assignment for the benefit of creditors, insolvency (however expressed or indicated) or receivership of Maker, or any of them, whether in or out of court, or any proceedings in bankruptcy, or for the relief of debtors or readjustment of debts filed by or against Maker, or any of them; (v) if Payee deems itself insecure for any reason, or (vi) default shall occur in payment of any other material indebtedness of Maker.

   Upon the occurrence of any default described above, Payee and any holder of this Note, shall also have the right to exercise any and all other rights, remedies and recourses now or hereafter existing in equity, at law or by virtue of statute or otherwise, including, without limitation, the right to foreclose any and all liens and security interests securing this Note.

   If this Note is placed in the hands of an attorney for collection, or is collected through the Probate or Bankruptcy Court or through legal proceedings, the Maker further promises to pay reasonable attorneys' fees, plus all other costs of collection.

   Maker may, at any time, pay the full amount or any part of this Note, without the payment of any premium or fee, and all payments hereunder, whether designated as payments of principal or interest, shall be applied first to the payment of accrued interest and the balance to principal. Interest shall immediately cease on any amount so prepaid.




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   As further security for this Note and all other indebtedness which may at any time be owing by Maker to the holder of this Note, whether such indebtedness is incurred directly or acquired from third parties by the holder of this Note, Maker grants to the holder of this Note a lien and contractual rights of offset in and to all money and property of Maker now or at any time hereafter coming within the custody or control of the holder of this Note, including, without limitation, all certificates of deposit and other accounts, whether such certificates or accounts have matured or not and whether exercise of such right of offset results in loss of interest or other penalty under the terms of the certificate or account agreement.

   Each Maker, and all sureties, endorsers and guarantors hereof, and all other parties hereafter assuming or otherwise becoming liable for payment of any sum of money payable under this Note: (i) jointly and severally waive notice of acceleration and notice of intent to accelerate, grace, presentment and demand for payment, protest, notice of protest and/or dishonor, notice of nonpayment and all other notices, filing of suit and diligence in collecting this Note, or enforcing any of the security herefor; (ii) jointly and severally agree to any substitution, exchange or release of any such security or the release of any party primarily or secondarily liable hereon; (iii) joint and severally agree that the Payee, or other holder hereof, shall not be required first to institute suit or exhaust its remedies hereon against the Maker or others liable or to become liable hereon or to enforce its rights against any security herefor in order to enforce payment of this Note by them; (iv) jointly and severally consent to any extension or postponement of time of payment of this Note and to any other indulgence with respect hereto, without notice thereof, to any of them; and (v) are and shall be jointly and severally, directly or primarily, liable for the payment of all sums owing or to be owing hereon.

   The invalidity, or unenforceability in particular circumstances, of any provision of this Note shall not extend beyond such provision or such circumstances and no other provision of this instrument shall be affected thereby.

   It is the intention of Maker and Payee to conform strictly to all state and federal interest laws applicable to this loan transaction. Accordingly, its agreed that notwithstanding any provisions to the contrary in this Note, or in any of the documents securing payment hereof or otherwise relating hereto, the aggregate of all interest and any other charges or consideration constituting interest under applicable interest laws that is taken, reserved, contracted for, charged or received under this Note, or under any of the other aforesaid agreements or otherwise in connection with this loan transaction, shall under no circumstances exceed the maximum amount of interest allowed by the interest laws applicable to this loan transaction. If any excess of interest in such respect is provided for, or shall be adjudicated to be so provided for, in this Note or in any of the documents securing payment hereof or otherwise relating hereto, then in such event: (i) the provisions of this paragraph shall govern and control; (ii) neither the Maker, nor Maker's heirs, legal representative, successors or assigns, or any other party liable for the payment hereof, shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest allowed by the interest laws applicable to this loan transaction; (iii) any excess shall be deemed a mistake and canceled automatically and, if theretofore paid, shall be credited on this



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Note by the holder or holders hereof (or if this Note shall have been paid in full, refunded to Maker); and (iv) the effective rate of interest shall be automatically subject to reduction to the maximum legal rate of interest allowed by law as now or hereafter construed by courts of appropriate jurisdiction. All sums paid or agreed to be paid to the holder or holders hereof for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the extent permitted by the interest laws applicable to this loan transaction, be amortized, prorated, allocated and spread throughout the full term of this Note.

   This Note is being executed and delivered and is intended to be performed in the State of Texas and shall be construed and enforced in accordance with and governed by the laws of the State of Texas (except that Chapter 346 of the Texas Finance Code which relates to certain revolving loan accounts and revolving tri-party accounts shall not apply to the loan evidenced by this Note) and applicable federal law. All legal proceedings brought to enforce or interpret this Note shall be in the appropriate court located in Tarrant County, Texas.

   This Note represents money advanced by Payee at the request of Maker for working capital and is secured by Deed of Trust of even date herewith executed by Maker and PMB Enterprises West, Inc., a New Mexico corporation, to H. G. Leffler, Trustee, covering the real property described as:

   See Exhibit "A" attached hereto and incorporated herein by reference for all purposes,

which said property is fully described in said Deed of Trust.


                                              PANCHO'S MEXICAN BUFFET, INC., A
                                              DELAWARE CORPORATION


                                        By:   /s/ Hollis Taylor
                                              ----------------------------------
                                              Hollis Taylor, President

                                              P.0. Box 7407
                                              Fort Worth, Texas 76111


                                   EXHIBIT "A"

Tract One: Lot 1, Block 2, PENLAND INDUSTRIAL ADDITION to the City of Fort
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Worth, Tarrant County, Texas, according to the plat of said addition recorded in
Volume 388-170, Page 44, Plat Records of Tarrant County, Texas.

Tract Two: Lot 12, Block 2, McCALL HIGHTOWER ADDITION to the City of Fort Worth,
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Tarrant County, Texas, according to the plat of said addition recorded in Vol-



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ume 204-A, Page 165, Deed Records of Tarrant County, Texas.

Tract Three: Lot 4A, Block 1, BURLESON TOWN CENTER, an addition to the City of
-----------
Burleson, Tarrant County, Texas, according to the plat of said addition recorded in Volume 388-210, Page 31, Plat Records of Tarrant County, Texas, and being more particularly described as follows:

All that certain tract or parcel containing 1.1019 acres of land (called 1.102 acres) situated in the Sarah Gray Survey, Abstract Number 558, Tarrant County, Texas, being all of Lot 4A, Block 1, Burleson Town Center, an addition to the City of Burleson, Tarrant County, Texas, according to the map or plat thereof recorded in Volume 388-210, Page 31, Plat Records, Tarrant County, Texas, and being more particularly described by metes and bounds as follows:

BEGINNING at an "X" cut set out in concrete for the northeast corner of said Lot 4A, Block 1, Burleson Town Center, being in the West right-of-way line of Interstate Highway 35W (a variable width right-of-way) also known as South Freeway, from which a 1 inch iron rod found for the Northeast corner of Burleson Town Center bears North 00 degrees 01 minutes 11 seconds West, 23.55;

THENCE along the westerly right-of-way line of said Interstate Highway 35W the following four (4) courses to wit:

    (1) South 00 degrees 01 minutes 11 seconds East, a distance of 121.45 feet to a 5/8 inch iron rod set for corner;

    (2) South 13 degrees 07 minutes 28 seconds West, a distance of 109.97 feet to a 5/8 inch iron rod set for corner;

    (3) South 08 degrees 01 minutes 21 seconds East, a distance of 85.52 feet to a 5/8 inch iron rod set for corner being the beginning of a non-tangent curve to the right;

    (4) 11.36 feet along the arc of said non-tangent curve to the right having a Central Angle of 00 degrees 27 minutes 39 seconds, a Radius of 1412.39 feet and a Chord bearing and distance of South 08 degrees 00 minutes 32 seconds West, 11.36 feet to a 5/8 inch iron rod set for the southeast corner hereof and the most southerly northeast corner of aforesaid Lot 4, Block 1;

THENCE North 79 degrees 09 minutes 55 seconds West, leaving the westerly right-of-way line of said Interstate Highway 35W, a distance of 126.16 feet to a 5/8 inch iron set for the southwest corner hereof, being an interior ell corner of said Lot 4, Block 1;

THENCE North 11 degrees 31 minutes 34 seconds West, along the most westerly east line of said Lot 4, Block 1, a distance of 276.84 feet to an "X" cut set in concrete for the northwest corner hereof;

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THENCE North 78 degrees 28 minutes 26 seconds East, a distance of 145.71 feet to an 'X' cut set in concrete for corner:

THENCE North 89 degrees 55 minutes 49 seconds East, a distance of 53.00 feet to the Point of Beginning, containing 1.1019 acres of land, more or less.